Exhibit 10.1

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT AND WAIVER

as of August 5, 2011

Wells Fargo Bank, National Association, as Agent

110 East Broward Boulevard, Suite 1100

Ft. Lauderdale, Florida 33301

Ladies and Gentlemen:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Lighting Science”), as set forth in the Loan and Security Agreement, dated November 22, 2010, by and among Lighting Science, the other Borrowers (as defined in the Loan Agreement), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“Biological”), LSGC, LLC, a Delaware limited liability company (“LSGC”, and together with Biological and any other Person that at any time after the date hereof becomes a Guarantor, each individually a “Guarantor” and collectively, “Guarantors”), Agent and Lenders, as amended by the Amendment No. 1 to Loan and Security Agreement, dated as of April 22, 2011, Amendment No. 2 to Loan and Security Agreement and Consent, dated as of May 6, 2011, and this Amendment No. 3 to Loan and Security Agreement and Waiver (“Amendment No. 3 to Loan Agreement”) (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other Financing Agreements (as defined in the Loan Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrowers and Guarantors have requested that Agent and Lenders (a) waive (i) the Event of Default under Section 10.1(p) of the Loan Agreement resulting from the failure of Borrowers to notify Agent of the filing of any application for registration of a patent, as required by Section 3(h) of the Patent Collateral Assignment and Security Agreement, dated September 7, 2007, between Lighting Science and Agent (the “Patent Security Agreement”), (ii) the Event of Default under Section 10.1(p) of the Loan Agreement resulting from the failure of Borrowers to notify Agent of the filing of any application for registration of a trademark, as required by Section 3(h) of the Trademark Collateral Assignment and Security Agreement, dated September 7, 2007, between Lighting Science and Agent (the “Trademark Security Agreement”), and (iii) the Event of Default under Section 10.1(a)(iii) of the Loan Agreement resulting from the failure of Borrowers to notify Agent of the any new Material Contract entered into (clauses (a)(i), (ii) and (iii), collectively, the “Existing Defaults”), (b) increase the amount of Loans available under the Loan Agreement and (c) make certain other amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Agent and Lenders are willing to do subject to the terms and conditions set forth in this Amendment No. 3 to Loan Agreement.

The parties hereto wish to enter into this Amendment No. 3 to Loan Agreement to evidence and effectuate such amendments and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 3 to Loan Agreement” shall mean Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of August 5, 2011, by and among Borrowers, Guarantors, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Current Asset Availability” shall mean (a) the sum of: (i) eighty-five (85%) percent of the Eligible Accounts, plus (ii) the lesser of (A) the sum of (1) the lesser of (x) fifteen (15%) percent multiplied by the Value of the Eligible Inventory consisting of raw materials or (y) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of raw materials plus (2) the lesser of (x) sixty (60%) percent multiplied by the Value of the Eligible Inventory consisting of finished goods or (y) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of finished goods or (B) the Inventory Loan Limit, plus (iii) Qualified Cash, less (b) Reserves.

“Current Asset Availability Loan Limit” shall mean $25,000,000.

“Lien Enforcement Action” shall mean (a) any action by Agent or any Secured Party to foreclose on the lien granted hereunder in all or a material portion of the Collateral, (b) any action by Agent or any Secured Party to take possession of, sell or otherwise realize (judicially or non-judicially) upon all or any material portion of the Collateral (including, without limitation, by setoff or notification of account debtors), and/or (c) the commencement by Agent or any Secured Party of any legal proceedings against or with respect to all or any material portion of the Collateral to facilitate the actions described in (a) or (b) above. For the purposes hereof, (i) the notification of account debtors to make payments to Agent or any Secured Party shall constitute a Lien Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to any Borrower or Guarantor of all or a material portion of the Collateral, and (ii) a material portion of the Collateral shall mean Collateral having a value in excess of $10,000,000.

“Pegasus IV” shall mean Pegasus Investors IV, L.P., a Delaware limited partnership.

“Pledged Letter of Credit Draw Event” shall mean (a) with respect to Borrowers and Guarantors, the occurrence of an Event of Default under Section 10.1(g) and 10.1(h) of the Loan Agreement or the notice by a Borrower or Guarantor to Agent that such Borrower or Guarantor will file a case that would constitute an Event of Default under Section 10.1(h), (b) with respect to Sponsor, Pegasus IV or any other Person on whose behalf a Pledged Letter of Credit is issued, the occurrence of any of the events described under Section 10.1(g) and 10.1(h) of the Loan Agreement that would constitute and Event of Default if Sponsor, Pegasus IV or any other Person on whose behalf a Pledged Letter of Credit is issued was an Obligor under the Loan Agreement, (c) the date which is sixty (60) days prior to the expiration of any Pledged Letter of Credit is not renewed, or (d) the date that is one hundred twenty (120) days following the commencement of a Lien Enforcement Action by Agent or any Secured Party.

“Pledged Letters of Credit” shall mean, collectively, all standby letters of credit issued by JPMorgan Chase Bank, N.A. in favor of Agent pursuant to the terms of the Amendment No. 3 to Loan Agreement, which standby letters of credit shall be in form and substance satisfactory to Agent; each sometimes being referred to herein individually as a “Pledged Letter of Credit”.

“Supplemental Loan Availability” shall mean, at any given time, an amount equal to the aggregate face amount of the Pledged Letters of Credit.

“Supplemental Loan Availability Loan Limit” shall mean $25,000,000.

(b) Borrowing Base. The definition of “Borrowing Base”, as set forth in Section 1.18 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.18 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the sum of (i) the lesser of (A) the Current Asset Availability and (B) the Current Asset Availability Loan Limit, plus (ii) the lesser of (A) the Supplemental Loan Availability and (B) the Supplemental Loan Availability Loan Limit, minus

(b) Reserves (without duplication of any Reserves established with respect to Current Asset Availability).

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit. In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.”

(c) Collateral Reporting Trigger Event. The definition of “Collateral Reporting Trigger Event”, as set forth in Section 1.30 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.30 “Collateral Reporting Trigger Event” shall mean if (a) the outstanding principal amount of the Loans exceeds (b) an amount equal to the sum of (i) the amount of Qualified Cash plus (ii) the aggregate face amount of the Pledged Letters of Credit (which face amount shall be reduced on the date of receipt by Agent of an LC Reduction Notice in accordance with Section 3(b) of the Amendment No. 3 to Loan Agreement by an amount equal to the difference between the then current aggregate face amount of such Pledged Letters of Credit and the aggregate face amount of such Pledged Letters of Credit after giving effect to any reduction(s) thereof), for more than three (3) consecutive days; provided, that, any such Collateral Reporting Trigger Event shall cease to exist to the extent that an amount equal to the sum of (A) the amount of Qualified Cash plus (B) the aggregate face amount of the Pledged Letters of Credit (which face amount shall be reduced on the date of receipt by Agent of an LC Reduction Notice in accordance with Section 3(b) of the Amendment No. 3 to Loan Agreement by an amount equal to the difference between the then current aggregate face amount of such Pledged Letters of Credit and the aggregate face amount of such Pledged Letters of Credit after giving effect to any reduction(s) thereof), exceeds the outstanding principal amount of the Loans for sixty (60) consecutive days.”

(d) Guarantors. The definition of “Guarantors”, as set forth in Section 1.80 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.80 “Guarantors” shall mean, collectively (together with their respective successors and assigns): (a) BioLogical Illumination, LLC, a Delaware limited liability company; (b) LSGC, LLC, a Delaware limited liability company; and (c) any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers and Pegasus IV); each sometimes being referred to herein individually as a “Guarantor”.

(e) Interest Rate. The definition of “Interest Rate”, as set forth in Section 1.88 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.88 “Interest Rate” shall mean:

(a) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to Base Rate plus the Applicable Margin for Base Rate Loans, and

(ii) as to LIBOR Rate Loans, a rate equal to the Daily Three Month LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition or in Section 3 of this Agreement, (i) the Interest Rate on all Loans, at any given time, in excess of the lesser of (A) the Current Asset Availability and (B) the Current Asset Availability Loan Limit shall bear interest at a rate equal to the Daily Three Month LIBOR Rate plus two (2%) percent and (ii) the Interest Rate shall mean the rate of three (3%) percent per annum in excess of the otherwise applicable Interest Rate, at Agent’s option, without notice, (A) either (1) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (2) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (B) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

(f) Maximum Credit. The definition of “Maximum Credit”, as set forth in Section 1.107 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.107 “Maximum Credit” shall mean $50,000,000.”

(g) ULF Amount. The definition of “ULF Amount”, as set forth in Section 1.146 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

“1.146 “ULF Amount” shall mean (a) if the aggregate face amount of Pledged Letters of Credit is less than the Supplemental Loan Availability Loan Limit, an amount equal to the Maximum Credit less the aggregate face amount of the Pledged Letters of Credit, or (b) if the aggregate face amount of Pledged Letters of Credit is equal to or greater than Supplemental Loan

Availability Loan Limit, an amount equal to the Current Asset Availability Loan Limit.”

(h) Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the Applicable ULF Rate (on a per annum basis) calculated upon the amount by which the ULF Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(i) Collateral. Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all Real Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments (other than any Borrower’s and Guarantor’s instruments arising from the sale, lease or other disposition of Equipment, Real Property or any interest therein), including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims (other than any Borrower’s and Guarantor’s commercial tort claims arising with respect to Equipment, Real Property or any interest therein), including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Excluded Property.”

(j) Affiliate Transactions. Section 9.12 of the Loan Agreement is hereby amended as follows:

(i) Advances to Lighting Science Mexico. Section 9.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business; (ii) regularly scheduled payments by Borrowers and Guarantors to Sponsor of the quarterly “Services Fees” (as defined in the Sponsor Management Agreement as in effect on the date hereof); provided, that, as of the date of any payment of such management fee, and after giving effect thereto, no Default or Event of Default shall exist or have occurred; (iii) advances or payments to or for the benefit of Lighting Science Mexico in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of Lighting Science Mexico in an aggregate amount not to exceed (A) $500,000 in the aggregate from and after the date hereof through and including June 30, 2011, or (B) with respect to the period commencing on July 1, 2011 and for each fiscal month thereafter, $750,000 during any fiscal month of Borrowers and Guarantors (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; (iv) advances or payments to or for the benefit of any Subsidiaries of Borrowers (other than Lighting Science Mexico and any Subsidiary of Borrowers that is a Guarantor) in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of such Subsidiaries in an aggregate amount not to exceed (A) with respect to the fiscal years ending 2010 and 2011, $250,000 during any fiscal month of Borrowers and Guarantors, and (B) with respect to the fiscal year ending 2012 and for each fiscal year thereafter, $250,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; (v) so long as a Borrower or Guarantor is treated as a flow-through entity for tax purposes, such Borrower or Guarantor may distribute to its parent, to the extent actually payable by such parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (A) the maximum combined federal and state income tax rate applicable to corporations doing business in the state to which such parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which such parent allocates more income than any other state, if it doesn’t allocate at least ten (10%) percent of its taxable income to any state)

multiplied by (B) the excess of the taxable income of such parent for such taxable year over the taxable losses of such parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (b)(iii); or (vi) the LSGC Holdings II Indebtedness as permitted under Section 9.9(g) hereof; and”

(ii) Pledged Letters of Credit. A new clause (c) is hereby added to Section 9.12 of the Loan Agreement as follows:

“(c) notwithstanding clauses (a) and (b) of this Section 9.12, the issuance of the Pledged Letters of Credit on behalf of Pegasus IV for the benefit of Borrowers and Guarantors is hereby permitted.”

(k) Schedules to Information Certificate.

(i) Intellectual Property - Lighting Science Patents. The schedule of patent applications of Lighting Science as contained in Schedule 8.11 to the Information Certificate is hereby amended by adding at the end thereof the patent applications of Lighting Science as contained in the Schedule attached hereto as Exhibit A.

(ii) Intellectual Property - Lighting Science Trademarks. The schedule of trademark applications of Lighting Science as contained in Schedule 8.11 to the Information Certificate is hereby amended by adding at the end thereof the patent applications of Lighting Science as contained in the Schedule attached hereto as Exhibit B.

(iii) Intellectual Property - Biological Patents. Schedule 8.11 to the Information Certificate is hereby amended by adding at the end thereof the schedule of patent applications of Biological as contained in the Schedule attached hereto as Exhibit C.

(iv) Material Contracts. Schedule 8.15 to the Information Certificate is hereby amended and replaced by the Schedule attached hereto as Exhibit D.

3. Pledged Letters of Credit.

(a) Right to Draw; Application of Proceeds. Borrowers and Guarantors hereby acknowledge, confirm and agree that, from and after the occurrence of a Pledged Letter of Credit Draw Event, Agent shall have the right, without notice to Borrowers, Guarantors, Sponsor, Pegasus IV or any other Person on whose behalf a Pledged Letter of Credit is issued, to effectuate a draw on the Pledged Letters of Credit, the proceeds of which shall be applied against the Obligations in accordance with Section 6.4 of the Loan Agreement. Immediately and without further notice, the Maximum Credit shall be reduced to the Current Asset Availability Loan Limit.

(b) Right to Reduce a Pledged Letter of Credit. Borrowers or Pegasus IV solely with respect to the Pledged Letters of Credit issued on behalf of Pegasus IV, shall have the right to reduce any Pledged Letter of Credit subject to satisfaction of the following terms and conditions (the “LC Reduction Conditions”): (i) Agent shall receive not less than sixty (60) days prior written notice (the “LC Reduction Notice”), which notice shall state the applicable Pledged Letter of Credit to be reduced, the face amount of such Pledged Letter of Credit after giving effect to any such reduction (the “Reduced LC Amount”) and the date that Borrowers or Pegasus IV if such Pledged Letter of Credit was issued on behalf of Pegasus IV intend to reduce such Pledged Letter of Credit pursuant to this Section 3(b) (such date being the “LC Reduction Date”); (ii) thirty (30) days prior to the LC Reduction Date, Agent shall have a right to establish a Reserve in an amount equal to the difference between the then current face amount of such Pledged Letter of Credit and the Reduced LC Amount (such amount being referred to as the “Pledged LC Reserve”); (iii) for the thirty (30) consecutive day period immediately preceding the LC Reduction Date, and with the Borrowing Base being calculated inclusive of any Pledged LC Reserve, (A) Borrowers shall have been in compliance with Section 2.1(b) and Section 2.1(c) of the Loan Agreement and (B) no Event of Default shall have existed; and (iv) on the LC Reduction Date, and with the Borrowing Base being calculated on a pro forma basis based upon the Reduced LC Amount, (A) Borrowers shall be in compliance with Section 2.1(b) and Section 2.1(c) of the Loan Agreement and (B) no Event of Default shall exist. If the LC Reduction Conditions are satisfied, Agent will execute such documents as are reasonably necessary to reduce the face amount of such Pledged Letter of Credit and shall release the Pledged LC Reserve.

(c) Right to Replace a Pledged Letter of Credit. Borrowers or Pegasus IV solely with respect to the Pledged Letters of Credit issued on behalf of Pegasus IV shall have the right to replace any Pledged Letter of Credit subject to satisfaction of the following terms and conditions (the “LC Replacement Conditions”): (i) Agent shall receive not less than ten (10) Business Days prior written notice, which notice shall state the applicable Pledged Letter of Credit to be replaced, the name and address of the Person on whose behalf the replacement Pledged Letter of Credit is to be issued (which shall be reasonably satisfactory to Agent), the bank that will be issuing the replacement Pledged Letter of Credit (which shall be reasonably satisfactory to Agent), the date that Borrowers intend to replace such Pledged Letter of Credit, and shall include the proposed form of replacement Pledged Letter of Credit (which shall be in the same form as the Pledged Letter of Credit to be replaced or otherwise in form and substance satisfactory to Agent); and (ii) no Event of Default shall exist. If the LC Replacement Conditions are satisfied, Agent will execute such documents as are reasonably necessary to replace such Pledged Letter of Credit.

4. Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations. Borrowers and Guarantors hereby acknowledge, confirm and agree that Borrowers are unconditionally indebted to Agent and Lenders as of the close of business on August 4, 2011, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $18,756,966.62, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrowers to Agent and Lenders pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent and Secured Parties have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers and Guarantors to Agent and Secured Parties pursuant to the Financing Agreements or otherwise granted to or held by Agent and Secured Parties.

(c) Binding Effect of Financing Agreements. Borrowers and Guarantors hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrowers and Guarantors are a party has been duly executed and delivered to Agent and Secured Parties by Borrowers and Guarantors, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers and Guarantors contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers and Guarantors, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers and Guarantors have no valid defense to the enforcement of such Obligations, and (iii) Agent and Secured Parties is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

5. Waiver of Existing Defaults.

(a) Pursuant to Borrowers’ and Guarantors’ request, subject to the terms and conditions contained herein, Agent and Lenders hereby waive the Existing Defaults.

(b) Agent and Lenders have not waived and are not by this agreement waiving, and have no present intention of waiving, any Default or Event of Default other than the Existing Defaults, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Existing Defaults, whether the same or similar to the Existing Defaults or otherwise. Agent and Lenders reserve the right, in their discretion, to exercise any or all of its or their rights and remedies arising under the Financing Agreements, applicable law or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Existing Defaults or otherwise upon or after the rescission and termination of the waiver provided for in Section 5(a) above. Nothing contained herein shall be construed as a waiver of the failure of Borrowers and Guarantors to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

6. Representations, Warranties and Covenants. Each Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 3 to Loan Agreement), the truth and accuracy of which are a continuing condition of the making of Loans to Borrowers:

(a) this Amendment No. 3 to Loan Agreement and each other agreement or instrument to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 3 to Loan Agreement, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary corporate or limited liability company action (as applicable) on the part of Borrowers and Guarantors which are a party hereto and thereto and, if necessary, their respective stockholders, as the case may be, and the agreements and obligations of Borrowers and Guarantors, as the case may be, contained herein and therein constitute the legal, valid and binding obligations of Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the execution, delivery and performance of the Amendment Documents (i) are all within Borrowers’ and Guarantors’ respective corporate or limited liability company powers (as applicable), (ii) are not in contravention of law or the terms of Borrowers’ or Guarantors’ certificate or articles of organization or formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which Borrowers or Guarantors are a party or by which Borrowers or Guarantors or their respective property are bound and (iii) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent and Lender pursuant to the Loan Agreement and the other Financing Agreements as amended hereby;

(c) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d) no Default or Event of Default (other than the Existing Defaults) exists as of the date of this Amendment No. 3 to Loan Agreement; and

(e) at any time after the date hereof that a Pledged Letter of Credit is issued on behalf of a Person other than Pegasus IV, Borrowers and Guarantors shall cause such Person to, among other things, consent to the terms and provisions of this Amendment No. 3 to Loan Agreement and, until the indefeasible payment and satisfaction in full of all of the Obligations in immediately available funds and the termination of the financing arrangements of Agent and Secured Parties under the Loan Agreement, waive any subrogation rights which such Person may have against Borrowers and Guarantors with respect to any Pledged Letter of Credit.

7. Conditions Precedent. This Amendment No. 3 to Loan Agreement shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:

(a) the receipt by Agent of an original (or faxed or electronic copy) of this Amendment No. 3 to Loan Agreement, duly authorized, executed and delivered by Borrowers, Guarantors, Agent and Lenders;

(b) the receipt by Agent of an amendment to the Patent Security Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Lighting Science and Agent, with respect to the additional applications for registration of patents filed by Lighting Science;

(c) the receipt by Agent of a Patent Collateral Assignment Security Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Biological and Agent, with respect to the applications for registration of patents filed by Biological;

(d) the receipt by Agent of an amendment to the Trademark Security Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Lighting Science and Agent, with respect to the additional applications for registration of trademarks filed by Lighting Science;

(e) the receipt by Agent of an issued and effective Pledged Letter of Credit, in form and substance satisfactory to Agent, in the amount of $10,000,000 issued by JPMorgan Chase Bank, N.A. in favor of Agent;

(f) the receipt by Agent of a Limited Recourse Guarantee, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Pegasus IV in favor of Agent;

(g) the receipt by Agent of the amendment and waiver fee set forth in Section 8 below; and

(h) immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Default or Event of Default.

8. Amendment and Waiver Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrowers shall pay to Agent, for the account of the Lenders party hereto (to the extent and in accordance with the arrangements by and among the Lenders party hereto), an amendment and waiver fee in the amount of $125,000, which fee shall be fully earned and payable on the date hereof. The foregoing fee may be charged to any loan account of Borrowers maintained by Agent.

9. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Arrangements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 3 to Loan Agreement and the other Financing Agreements, the terms of this Amendment No. 3 to Loan Agreement shall control. The Loan Agreement and this Amendment No. 3 to Loan Agreement shall be read and construed as one agreement.

10. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 3 to Loan Agreement.

11. Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 to Loan Agreement and any dispute arising hereunder, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

12. Binding Effect. This Amendment No. 3 to Loan Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13. Counterparts. This Amendment No. 3 to Loan Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

In making proof of this Amendment No. 3 to Loan Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 3 to Loan Agreement by telecopier or other electronic method of communication shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3 to Loan Agreement. Any party delivering an executed counterpart of this Amendment No. 3 to Loan Agreement by telecopier or other electronic method of communication also shall deliver an original executed counterpart of this Amendment No. 3 to Loan Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3 to Loan Agreement as to such party or any other party.

[Remainder of Page Intentionally Left Blank]

By the signature hereto of their duly authorized officers, the parties hereto agree as set forth herein.

Very truly yours,

BORROWER:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Chief Financial Officer

GUARANTORS:

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Fred Maxik
Name:	Fred Maxik
Title:	Manager

LSGC, LLC, as Guarantor

By: Lighting Science Group Corporation, its sole member

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Assistant Secretary

[Signatures Continued on Next Page]

[Acknowledgment to Amendment No. 3 to LSA and Waiver]

[Signatures Continued from Prior Page]

AGREED:

AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Wanda Alverio
Name:	Wanda Alverio
Title:	Vice President

[Signature Page to Amendment No. 3 to LSA and Waiver]